Exhibit 99.1

Zynga Q3 2018 Earnings Highlights best mobile performance in Zynga history mobile revenue mobile bookings $212M +9% Y/Y $230M +23% Y/Y $194M $187M Q3’17 $204M $197M Q4’17 $193M $183M Q1’18 $212M $193M Q2’18 $230M $212M Q3’18 mobile revenue mobile bookings record mobile advertising quarter mobile ad revenue +45% Y/Y increased player engagement in Words With Friends mobile ad bookings +47% Y/Y advertising network optimizations “In Q3, we surpassed our near-term margin goal, reflecting the successful execution of our turnaround strategy.  We have improved the fundamentals of our business and are confident in our ability to grow profitably over the long term.”  Frank Gibeau, Zynga CEO

ZYNGA – Q3 2018 QUARTERLY EARNINGS LETTER

October 31, 2018

Dear Shareholders,

We look forward to discussing our Q3 2018 results during today’s earnings call at 2:00 p.m. PT. Below, you’ll find our quarterly earnings letter detailing our Q3 performance, as well as our outlook for Q4 and growth opportunities for 2019 and beyond. Please note that we manage our business based on topline measures including revenue, which is comprised of the change in deferred revenue and bookings. Revenue and the change in deferred revenue are both directly affected by bookings results, and management utilizes bookings as a primary topline measure to help inform their decisions.

HIGHLIGHTS

This quarter we delivered a major milestone for Zynga as we surpassed our near-term margin goal. This achievement reflects the successful execution of our turnaround strategy to sharpen our operating model while enhancing our live services and investing in areas for future growth. Our focus on growing our existing live services through innovative bold beats has improved our player experiences and created a more sustainable foundation for us to layer in new franchises. We have significantly improved the fundamentals of our business and are confident in our ability to grow profitably over the long term.

•	Delivered Q3 results ahead of our guidance across key financial measures.
•	Achieved our best mobile revenue and bookings performance in Zynga history with mobile revenue up 9% year-over-year and mobile bookings up 23% year-over-year.
•	Completed our best mobile advertising quarter in Zynga history with mobile advertising revenue up 45% year-over-year and mobile advertising bookings up 47% year-over-year.
•	Mobile online game – or mobile user pay – revenue was down 1% year-over-year, while mobile user pay bookings were up 16% year-over-year.
•	Our topline performance in Q3 was anchored by our forever franchises – in particular, strength in Words With Friends and CSR2, while Zynga Poker performed well despite some challenges in the quarter.
•	We are pleased with our integration of Gram Games as Q3 marked its first full quarter post-acquisition.
•

Continued operating efficiency with GAAP operating expenses at 64% of revenue, up from 62% of revenue in Q3 2017, and non-GAAP operating expenses at 52% of bookings, down from 57% of bookings in Q3 2017.

•	Generated operating cash flow of $41.1 million, up 17% year-over-year.
•

Announced a multi-product licensing agreement with Disney to create a new mobile game that brings to life the Star Wars™ universe for players around the world, with the option for a second new game in the future.

•	Today, we are announcing a new licensing agreement with Warner Bros. Interactive Entertainment to develop and publish a new Harry Potter™ Match-3 mobile game.
•	We are also announcing a multi-product licensing agreement with HBO to produce two new mobile Game of Thrones™ titles, the first of which will be a Social Casino Slots game.

EXECUTIVE SUMMARY

(in millions)	Q3'18 Actuals	Q3'17 Actuals	Variance $ (Y/Y)	Variance % (Y/Y)	Q3'18 Guidance	Variance $ (Guidance)	Variance % (Guidance)
Revenue	$233.2	$224.6	$8.6	4%	$218.0	$15.2	7%
Net income (loss)	$10.2	$18.1	$(7.9)	(44)%	$(21.0)	$31.2	NM

Bookings	$248.9	$213.5	$35.4	17%	$248.0	$0.9	0%
Adjusted EBITDA (1)	$38.0	$44.6	$(6.6)	(15)%	$16.0	$22.0	138%

Net release of (increase in) deferred revenue (2)	$(15.6)	$11.1	$(26.7)	NM	$(30.0)	$14.4	(48)%

(1)	Adjusted EBITDA includes the net release of (increase in) deferred revenue.
(2)

For clarity, a net release of deferred revenue results in revenue being higher than bookings and is a positive impact to Adjusted EBITDA as reported; a net increase in deferred revenue results in revenue being lower than bookings and is a negative impact to Adjusted EBITDA as reported.

In Q3, revenue was $233.2 million, above our guidance by $15.2 million and up $8.6 million or 4% year-over-year. Bookings were $248.9 million, beating our guidance by $0.9 million and up $35.4 million or 17% year-over-year.

In the quarter, mobile revenue was up 9% year-over-year and mobile bookings were up 23% year-over-year. Mobile now represents 91% of total revenue versus 87% a year ago and 92% of total bookings versus 87% in Q3 2017. Mobile user pay revenue was down 1% year-over-year, while mobile user pay bookings were up 16% year-over-year. Our mobile average daily active users (DAUs) increased by 10% year-over-year and mobile average monthly active users (MAUs) increased by 7%.

We delivered our best mobile advertising quarter in Zynga history with mobile advertising revenue up 45% year-over-year and mobile advertising bookings up 47% year-over-year. This performance was primarily driven by increased player engagement in Words With Friends and advertising network optimizations including some one-time true ups in the quarter.

We had a net increase in deferred revenue of $15.6 million versus our guidance of a net increase of $30.0 million and a net release of $11.1 million in the prior year quarter. The lower than expected deferred revenue build in Q3 was primarily due to the bookings mix.

The strength in our mobile live services and continued operating efficiency enabled us to surpass our near-term margin goal in Q3. In the quarter, our GAAP operating expenses were 64% of revenue – up from 62% of revenue in Q3 2017 – and non-GAAP operating expenses were 52% of bookings – down from 57% of bookings a year ago.

We delivered net income of $10.2 million, $31.2 million better than our guidance and a decline of $7.9 million year-over-year. Adjusted EBITDA was $38.0 million, above our guidance by $22.0 million, and a decrease of $6.6 million year-over-year. The year-over-year difference in change in deferred revenue accounted for $26.7 million of year-over-year decrease in revenue, net income and Adjusted EBITDA. We generated operating cash flow of $41.1 million in the quarter, up 17% year-over-year.

Our forever franchises continue to entertain and delight our players around the world through innovative bold beats and feature enhancements.

Words With Friends delivered an exceptional quarter with mobile revenue up 42% year-over-year and mobile bookings up 53% year-over-year. This performance was driven by increases in average moves per DAU, advertising network optimizations and continued adoption of user pay monetization as players enjoy our in-game Boosts and Solo Challenge features. In Q3, our teams introduced two popular themed events – ‘End of Summer Road Trip’ and ‘Back to School’ – as well as updates to our Daily Goals feature to include a brand new look and feel as well as a variety of fun new challenges. We also launched Tile Styles, the first feature in Words With Friends 2 that enables players to collect, customize and express themselves on their game board with a variety of tile colors and patterns. Our players continue to adopt these new styles into their everyday game play and we’re excited to launch more styles over the coming quarters.

CSR2 had another solid quarter driven by a series of exciting bold beats, including the exclusive Bugatti Divo and a series of iconic Porsches. While mobile revenue was flat year-over-year, mobile bookings were up 7% year-over-year. As CSR2 closes out an impressive 2018, we are excited to launch a new expansion later in Q4 called Legends. Inspired by CSR Classics, this new game play mode allows players to restore, customize and race legendary cars spanning from the 1960s to the late 2000s. We expect Legends to ramp over time as players collect these classic cars and return them to their former glory.

Zynga Poker performed well in Q3 despite some challenges. While mobile revenue was down 3% year-over-year, Zynga Poker matched its best mobile bookings quarter in franchise history and was flat year-over-year. In Q3, the game continued to recover from platform changes Facebook made last quarter in addition to adjustments to its in-game economy. Towards the end of the quarter, we successfully introduced our World Poker Tour (WPT) bold beat, which combines faster-paced, competitive tournament game play with a wide range of stakes and higher in-game rewards. The new experience has increased engagement and over the coming quarters, we plan to introduce additional WPT-themed events and tournament modes to players worldwide.

In our Social Slots portfolio, mobile revenue was down 9% year-over-year and mobile bookings were down 4% year-over-year as we remain focused on creating deeper player experiences within core titles in the portfolio. Hit It Rich! Slots and Wizard of Oz Slots continue to deliver year-over-year mobile revenue and bookings growth driven by the introduction of our unique bold beat Collections in Hit It Rich! Slots, as well as enhancements to the Lucky Cards and Clubs features in Wizard of Oz Slots. Additionally, our Willy Wonka and the Chocolate Factory Slots title recently introduced a new feature called Sweet Candy Crops, providing players with a way to customize earning opportunities in-game by planting crops and collecting fun rewards.

Lastly, we are pleased with our integration of Gram Games as Q3 marked its first full quarter post-acquisition. As we’ve said in the past, our approach to M&A is to acquire talented teams and franchises that can add to our portfolio of live services and expand our new game pipeline. Gram Games continues to meet our initial expectations and we remain excited about our ability to scale the portfolio over time, in particular Merge Dragons!.

Our focus on growing our forever franchises through innovative bold beats has improved our player experiences and enabled us to surpass our near-term margin goal in Q3. Now that we have established a strong foundation of live services, we’re excited to start layering in a compelling pipeline of new games to drive bookings and profitability over the coming years.

Our goal for developing new games is to create forever franchises by combining talented game teams with strategic brands – both licenses and owned IP – that captivate players around the world. We’re taking a rigorous approach to engineering new games with extensive consumer and soft launch testing to ensure that these titles entertain and engage players over the long term. It’s important to note that it takes time to scale audience and monetization in a new mobile game.

Today, we’re excited to provide more information about some of the new games we have under development for 2019 and beyond.

A key area we’re investing in is the Match-3 category given its tremendous reach and popularity amongst our existing player base. Our teams are pushing creative boundaries by combining Match-3 and builder game mechanics with proven brands that enable us to reach global audiences.

This week we are launching our first Match-3 mash up title – Wonka’s World of Candy – that leverages our existing Warner Bros. Interactive Entertainment licensing agreement. Soft launch feedback has been positive, as players enjoy completing fun sets of challenging Match-3 puzzles to help Willy Wonka customize and rebuild his famous chocolate factory for its grand re-opening. We expect the title to steadily attract and entertain new audiences over the following quarters.

We are also pleased to announce our new licensing agreement with Warner Bros. Interactive Entertainment to develop and publish a new Harry Potter™ Match-3 mobile game. We are excited about this partnership and expect to launch the game worldwide in the second half of 2019.

Additionally, our new multi-product licensing agreement with HBO gives Zynga the rights to develop and publish two new mobile Game of Thrones™ games. We’re eager to bring this top tier IP to our portfolio with its rich storylines, impressive graphics and wide range of captivating characters and territories throughout Westeros. Based on the success Game of Thrones™ has seen as a branded slots game on live casino floors, our first title is a Social Slots mobile game slated to launch worldwide in the second half of 2019.

Within Gram Games, we are actively working on a number of new games, including a new expansion of the Merge! franchise, which is currently in soft launch and expected to release in 2019.

For Invest Express, we are actively developing two mobile game experiences built from the ground up around our iconic FarmVille and CityVille brands. These renowned franchises have inspired a wide audience of builder fans throughout Zynga’s history and have the ability to attract a new generation of mobile players to this captivating genre. We have two highly talented and experienced teams based in Helsinki and San Francisco that are actively developing these new FarmVille and CityVille titles, respectively. We anticipate both games will be in soft launch within the first half of 2019, with the ability for at least one title to launch worldwide towards the end of 2019.

Finally, within Action Strategy, we recently announced a multi-product licensing agreement with Disney to create a new mobile game that brings to life the Star Wars™ universe for players around the world, with the option for a second new game in the future. NaturalMotion’s Brighton team has deep expertise in creating high production value games for mid-core players on mobile and has already started developing our first Star Wars title.

As we look to 2019, we are excited to layer in our new game pipeline onto our strong live services foundation. We expect 2019 to benefit from a partial year of bookings contribution from these new games, with 2020 realizing the full year benefit. We anticipate that our operating expenses will rise in 2019, primarily due to marketing spend on new game launches in addition to a slight ramp in new game development spend. These investments will modestly weigh on our overall operating margins in 2019, but we expect to see an uplift in 2020 as these games deliver full year bookings and margin contributions.

Q3 PERFORMANCE OVERVIEW

Q3 Financial Highlights

•	Revenue of $233.2 million; above our guidance and up 4% year-over-year.
•	GAAP operating expenses of $149.9 million; up 8% year-over-year.
•	Net income of $10.2 million; $31.2 million above our guidance and down $7.9 million year-over-year.
•	Net increase in deferred revenue of $15.6 million; versus our guidance of a net increase of $30.0 million.
•	Bookings of $248.9 million; above our guidance and up 17% year-over-year.
•	Non-GAAP operating expenses of $128.9 million; up 6% year-over-year.
•	Adjusted EBITDA of $38.0 million; above our guidance and a decrease of $6.6 million year-over-year.
•	Generated operating cash flow of $41.1 million; up 17% year-over-year.

Q3 Mobile Highlights

•	Mobile revenue of $212.5 million; up 9% year-over-year.
•	Mobile bookings of $229.9 million; up 23% year-over-year.
•	Mobile user pay revenue and bookings were down 1% and up 16%, respectively, year-over-year.
•	Achieved our best mobile advertising quarter in Zynga history.
•	Mobile average DAUs of 20 million; up 10% year-over-year.

Mobile revenue* mobile bookings mobile DAU 9% increase Y/Y 23% increase Y/Y 10% increase Y/Y 91% of total in Q3’18 92% of total in Q3’18 92% of total in Q3’18 87% 87% 88% 89% 91% $194 $204 $183 $193 $212 87% 88% 88% 90% 92% $187 $197 $193 $212 $230 91% 91% 90% 90% 92% 19 20 23 21 20 in millions Q3’17 Q4’17 Q1’18 Q2’18 Q3’18 Q/Q change mobile revenue mobile bookings mobile dau*revenue includes the impact of changes in deferred revenue

Q3 Advertising Highlights

•	Record advertising revenue of $65.4 million was up 41% year-over-year.
•	Record advertising bookings of $65.4 million were up 44% year-over-year.
•

Our topline performance in advertising was driven by increased player engagement and advertising network optimizations, which contributed to mobile advertising revenue being up 45% year-over-year and mobile advertising bookings up 47% year-over-year.

•	Advertising represented 28% of total revenue and 26% of total bookings as compared to 21% of total revenue and bookings in Q3 2017.

advertising revenue* advertising bookings 41% increase Y/Y 44% increase Y/Y 28% of total in Q3’18 26% of total in Q3’18 21% 25% 22% 24% 28% 21% 27% 21% 23% 26% $46 $59 $45 $52 $65 $46 $60 $45 $53 $65 Q3’17 Q4’17 Q1’18 Q2’18 Q3’18 advertising revenue advertising bookings in millions *revenue includes the impact of changes in deferred revenue

Q3 Player Metrics (users and payers in millions)

	Three Months Ended
	September 30,	June 30,	September 30,	Q3'18	Q3'18
	2018	2018	2017	Q/Q	Y/Y
Average daily active users (DAUs) (1)	22	23	21	(4)%	8%
Average mobile DAUs (1)	20	21	19	(2)%	10%
Average web DAUs (1)	2	2	2	(19)%	(8)%

Average monthly active user (MAUs) (1)	87	88	80	(2)%	7%
Average mobile MAUs (1)	78	78	72	(1)%	7%
Average web MAUs (1)	9	10	8	(8)%	7%

Average daily bookings per average DAU (ABPU)	$0.121	$0.110	$0.113	10%	8%
Average monthly unique users (MUUs) (2)	52	53	51	(2)%	1%
Average monthly unique payers (MUPs) (2)	1.0	1.1	1.2	(3)%	(15)%
Payer conversion (2)	2.0%	2.0%	2.4%	(1)%	(15)%

(1)

We do not have the third party network login data to link an individual who has played under multiple user accounts and accordingly, actual DAU and MAU may be lower than reported due to the potential duplication of these individuals. Specifically, for the third quarter of 2018, DAUs and MAUs incrementally include Solitaire, our Facebook Instant Games, the casual card games acquired in December 2017 and games acquired from Gram Games in May 2018; for the second quarter of 2018, DAUs and MAUs incrementally include Daily Celebrity Crossword, Solitaire, our Facebook Instant Games, the casual card games acquired in December 2017 and games acquired from Gram Games in May 2018; for the third quarter of 2017, DAUs and MAUs incrementally include Daily Celebrity Crossword, Solitaire and our Facebook Instant Games.

(2)

For the third quarter of 2018, MUUs and MUPs exclude Solitaire, our Facebook Instant Games, casual card games acquired in December 2017 and games acquired from Gram Games in May 2018; for the second quarter of 2018, MUUs and MUPs exclude Daily Celebrity Crossword, Solitaire, our Facebook Instant Games, casual card games acquired in December 2017 and games acquired from Gram Games in May 2018; for the third quarter of 2017, MUUs and MUPs exclude Daily Celebrity Crossword, Solitaire and our Facebook Instant Games. These games are excluded to avoid potential double counting of MUUs and MUPs as our systems are unable to distinguish whether a player of these games is also a player of the Company’s other games during the applicable time periods.

FINANCIAL GUIDANCE

Q4 Guidance

•	Revenue of $235 million
•	Net increase in deferred revenue of $15 million
•	Bookings of $250 million
•	Net loss of $2 million
•	Adjusted EBITDA of $32 million

We anticipate our Q4 bookings performance will be similar to Q3 – driven primarily by our live services. Within our forever franchises, we expect continued strength in Words With Friends and CSR2 to be offset by some softness in Zynga Poker. We anticipate the bookings contribution from Gram Games to be broadly in-line with the prior quarter and continue to expect declines from our web and older mobile games.

As we noted above, we had a record advertising performance in Q3 driven in part by further improvements in our network optimizations, which included some one-time true ups in the quarter. We anticipate this will dampen the typical advertising seasonality lift we would expect between Q3 and Q4.

This week, we are launching Wonka’s World of Candy after taking an additional month in soft launch to tune the game. Given the timing of the launch and the gradual nature of how Match-3 games build engagement and monetization, we expect it to contribute minimal bookings in Q4 and weigh on operating margins due to initial launch marketing.

We expect our gross margins to be comparable with Q3 and our operating expenses to increase sequentially, primarily due to higher marketing costs associated with the launch of Wonka’s World of Candy and a slight ramp in our investments in new game development.

In summary, we’re excited about how we’re executing against our growth strategy as we continue to scale our business and generate more value for players, employees and investors in the years ahead. We remain committed to growing Zynga in four ways: (1) Delivering growth in our live services, (2) Building new games with the goal of creating forever franchises, (3) Investing in emerging mobile technologies and (4) Exploring M&A opportunities that will enhance our growth potential.

Sincerely,

Frank Gibeau	Ger Griffin
Chief Executive Officer	Chief Financial Officer

CONTACTS

Rebecca Lau
Vice President, Investor Relations & Corporate Finance
relau@zynga.com

Carmen Pearson
Director, Communications
cpearson@zynga.com

FORWARD-LOOKING STATEMENTS

This letter contains forward-looking statements, including those statements relating to our outlook for the fourth quarter under the headings "FINANCIAL GUIDANCE" and “RECONCILIATION OF GAAP TO NON-GAAP FOURTH QUARTER 2018 GUIDANCE” and statements relating to, among other things: our operational performance and strategy, including our focus on live services, growth projections relating to our mobile forever franchises, and confidence in our ability to grow our business profitably over the long term; our plans to acquire and integrate additional games and IP assets, such as our licensing partnerships with Disney, Warner Bros. Interactive Entertainment, HBO and leading auto manufacturers; our ability to successfully launch new games, such as Wonka’s World of Candy and new FarmVille and CityVille titles, and enhance existing games with new features, such as CSR2 Legends and additional World Poker Tour events; the success of new product and feature launches and other special events, and the investments related to introductions of new games and features; our expectations regarding the advertising market, including anticipated trends in that market; our performance expectations regarding our legacy portfolio of web and older mobile games; and our ability to achieve financial projections, including revenue, bookings, income and margin goals.

Forward-looking statements often include words such as "outlook," "projected," "intends," "will," "anticipate," "believe," "target," "expect," and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance. Undue reliance should not be placed on such forward-looking statements, which are based on information available to us on the date hereof. We assume no obligation to update such statements. More information about factors that could affect our operating results are described in greater detail in our public filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC's web site at www.sec.gov.

In addition, the preliminary financial results set forth in this letter are estimates based on information currently available to us. While we believe these estimates are meaningful, they could differ from the actual amounts that we ultimately report in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018. We assume no obligation and do not intend to update these estimates prior to filing our Quarterly Report on Form 10-Q.

Key Operating Metrics

We manage our business by tracking several operating metrics: “DAUs,” which measure daily active users of our games, “MAUs,” which measure monthly active users of our games, “MUUs,” which measure monthly unique users of our games, “MUPs,” which measure monthly unique payers in our games, and “ABPU,” which measures our average daily bookings per average DAU, each of which is recorded by our internal analytics systems. The numbers for these operating metrics are calculated using internal company data based on tracking of user account activity. We also use information provided by third parties, including third party network logins provided by platform providers, to help us track whether a player logged in under two or more different user accounts is the same individual. We believe that the amounts are reasonable estimates of our user base for the applicable period of measurement; however, factors relating to user activity and systems may impact these numbers.

DAUs. We define DAUs as the number of individuals who played one of our games during a particular day. Under this metric, an individual who plays two different games on the same day is counted as two DAUs. We use information provided by third parties to help us identify individuals who play the same game to reduce this duplication. However, because we do not always have the third party network login data to link an individual who has played under multiple user accounts, a player may be counted as multiple DAUs. Average DAUs for a particular period is the average of the DAUs for each day during that period. We use DAUs as a measure of audience engagement.

MAUs. We define MAUs as the number of individuals who played one of our games in the 30-day period ending with the measurement date. Under this metric, an individual who plays two different games in the same 30-day period is counted as two MAUs. We use information provided by third parties to help us identify individuals who play the same game to reduce this duplication. However, because we do not always have the third party network login data to link an individual who has played under multiple user accounts, a player may be counted as multiple MAUs. Average MAUs for a particular period is the average of the MAUs at each month-end during that period. We use MAUs as a measure of total game audience size.

MUUs. We define MUUs as the number of individuals who played one or more of our games, which we were able to verify were played by the same individual in the 30-day period ending with the measurement date. An individual who plays more than one of our games in a given 30-day period would be counted as a single MUU to the extent we can verify that the games were played by the same individual. However, because we do not always have the third party network login data necessary to link an individual who has paid under multiple user accounts in a given 30-day period, an individual may be counted as multiple MUUs. Because many of our players play more than one game in a given 30-day period, MUUs are always equal to or lower than MAUs in any given time period. Average MUUs for a particular period is the average of the MUUs at each month end during that period. We use MUUs as a measure of total audience reach across our network of games.

MUPs. We define MUPs as the number of individuals who made a payment at least once during the applicable 30-day period through a payment method for which we can quantify the number of individuals, including payers from certain mobile games. MUPs does not include individuals who use certain payment methods for which we cannot quantify the number of unique payers. However, because we do not always have the third party network login data necessary to link an individual who has paid under multiple user accounts in a 30-day period, a player who has paid using multiple user accounts may be counted as multiple MUPs. MUPs are presented as an average of the three months in the applicable quarter. We use MUPs as a measure of the number of individuals who made payments across our network of games during a 30-day period.

ABPU. We define ABPU as our total bookings in a given period, divided by the number of days in that period, divided by, the average DAUs during the period. We believe that ABPU provides useful information to investors and others in understanding and evaluating our results in the same manner as management. We use ABPU as a measure of overall monetization across all of our players through the sale of virtual items and advertising.

Our business model our social games is designed so that, as there are more players that play our games, social interactions increase and the more valuable our games and our business become. All engaged players of our games help drive our bookings and, consequently, both online game revenue and advertising revenue. Virtual items are purchased by players who are socializing with, competing against or collaborating with other players, most of whom do not buy virtual items. Accordingly, we primarily focus on bookings, DAUs, MAUs, MUUs, MUPs and ABPU, which together we believe best reflect key audience metrics.

NON-GAAP FINANCIAL MEASURES

We have provided in this letter certain non-GAAP financial measures to supplement our consolidated financial statements prepared in accordance with U.S. GAAP (our “GAAP financial statements”). Management uses non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. Our non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The presentation of our non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, our GAAP financial statements. We believe that both management and investors benefit from referring to our non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe our non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial measures we use in making operating decisions and because our investors and analysts use them to help assess the health of our business.

We have provided reconciliations of our non-GAAP financial measures used in this letter to the most directly comparable GAAP financial measures in the following tables. Because of the following limitations of our non-GAAP financial measures, you should consider the non-GAAP financial measures presented in this letter with our GAAP financial statements.

Key limitations of our non-GAAP financial measures include:

•

Bookings does not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average playing period of payers for durable virtual items or as consumed for consumable virtual items;

•

Adjusted EBITDA does not include the impact of stock-based expense, acquisition-related transaction expenses, contingent consideration fair value adjustments, impairment of intangible assets, legal settlements and restructuring expense;

•	Adjusted EBITDA does not reflect provisions for or benefits from income taxes and does not include other income (expense) net, which includes foreign exchange gains and losses, and interest income;
•

Adjusted EBITDA excludes depreciation and amortization of tangible and intangible assets. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future; and

•	Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures.

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$236,447	$372,870
Short-term investments	183,834	308,506
Accounts receivable, net of allowance of $281 at September 30, 2018 and $0 at December 31, 2017	107,119	103,677
Restricted cash	10,006	12,807
Prepaid expenses	20,483	24,253
Other current assets	12,764	8,837
Total current assets	570,653	830,950
Goodwill	947,730	730,464
Intangible assets, net	127,851	64,258
Property and equipment, net	266,085	266,589
Restricted cash	25,000	20,000
Prepaid expenses	35,851	23,821
Other non-current assets	46,257	43,251
Total assets	$2,019,427	$1,979,333
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,242	$18,938
Income tax payable	1,734	6,677
Deferred revenue	172,172	134,007
Other current liabilities	119,782	123,089
Total current liabilities	302,930	282,711
Deferred revenue	2,135	568
Deferred tax liabilities, net	18,468	5,902
Other non-current liabilities	79,456	48,912
Total liabilities	402,989	338,093
Stockholders’ equity:
Common stock and additional paid-in capital	3,485,667	3,426,505
Accumulated other comprehensive income (loss)	(103,210)	(93,497)
Accumulated deficit	(1,766,019)	(1,691,768)
Total stockholders’ equity	1,616,438	1,641,240
Total liabilities and stockholders’ equity	$2,019,427	$1,979,333

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Revenue:
Online game	$167,716	$164,680	$175,253	$493,949	$492,479
Advertising and other	65,527	52,365	49,342	164,571	135,631
Total revenue	233,243	217,045	224,595	658,520	628,110
Costs and expenses:
Cost of revenue	78,592	74,182	65,907	221,816	194,956
Research and development	71,124	67,391	60,966	199,340	194,783
Sales and marketing	55,613	52,878	53,944	159,346	151,765
General and administrative	23,144	25,580	23,826	71,977	69,942
Total costs and expenses	228,473	220,031	204,643	652,479	611,446
Income (loss) from operations	4,770	(2,986)	19,952	6,041	16,664
Interest income	1,421	1,800	1,502	5,031	3,548
Other income (expense), net	4,014	2,605	1,181	10,020	4,231
Income (loss) before income taxes	10,205	1,419	22,635	21,092	24,443
Provision for (benefit from) income taxes	5	2,330	4,544	6,194	10,733
Net income (loss)	$10,200	$(911)	$18,091	$14,898	$13,710

Net income (loss) per share attributable to common stockholders:
Basic	$0.01	$(0.00)	$0.02	$0.02	$0.02
Diluted	$0.01	$(0.00)	$0.02	$0.02	$0.02

Weighted average common shares used to compute net income (loss) per share attributable to common stockholders:
Basic	860,988	858,666	867,377	863,062	868,707
Diluted	887,228	858,666	893,684	890,146	895,207

Stock-based compensation expense included in the above line items:
Cost of revenue	$242	$564	$435	$1,237	$1,425
Research and development	12,039	10,363	10,097	31,027	32,293
Sales and marketing	2,232	2,214	1,891	6,282	5,429
General and administrative	4,241	4,228	3,166	11,690	10,199
Total stock-based compensation expense	$18,754	$17,369	$15,589	$50,236	$49,346

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017(1)	September 30, 2018	September 30, 2017(1)
Cash flows from operating activities:
Net income (loss)	$10,200	$(911)	$18,091	$14,898	$13,710
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	12,454	9,178	7,610	29,363	23,889
Stock-based compensation expense	18,754	17,369	15,589	50,236	49,346
(Gain) loss from foreign currency, sales of investments, assets and other, net	(994)	(460)	(23)	497	(206)
(Accretion) and amortization on marketable debt securities, net	(743)	(751)	(172)	(2,043)	(172)
Noncash consideration received	(1,494)	—	—	(1,494)	—
Change in deferred income taxes and other	(3,082)	(49)	1,955	(1,809)	4,222
Changes in operating assets and liabilities:
Accounts receivable, net	(6,707)	3,327	(4,182)	7,302	(12,150)
Other assets	(7,610)	(2,437)	2,953	(14,833)	359
Accounts payable	(2,352)	(6,687)	2,329	(18,613)	(6,012)
Deferred revenue	15,632	16,893	(11,108)	43,758	1,913
Income tax payable	(138)	(32)	(746)	(5,180)	2,003
Other liabilities	7,198	5,699	2,791	(23,770)	(8,907)
Net cash provided by (used in) operating activities	41,118	41,139	35,087	78,312	67,995
Cash flows from investing activities:
Purchases of short-term investments	(83,346)	(59,267)	(255,301)	(267,435)	(255,301)
Maturities of short-term investments	82,300	142,000	—	384,300	—
Sales of short-term investments	—	9,999	—	9,999	—
Acquisition of property and equipment	(3,826)	(2,255)	(2,737)	(7,505)	(6,878)
Proceeds from sale of property and equipment	5	3	73	33	221
Business acquisitions, net of cash acquired and restricted cash held in escrow	—	(222,075)	—	(222,075)	(27,581)
Release of restricted cash escrow from business combinations	—	—	(2,500)	(22,800)	(2,500)
Other investing activities, net	278	97	—	375	(7,225)
Net cash provided by (used in) investing activities	(4,589)	(131,498)	(260,465)	(125,108)	(299,264)
Cash flows from financing activities:
Taxes paid related to net share settlement of stockholders' equity awards	(5,390)	(7,609)	(5,153)	(19,363)	(14,576)
Repurchases of common stock	(8,392)	(25,874)	—	(73,811)	(96,924)
Proceeds from issuance of common stock	4,771	844	4,231	8,925	8,249
Acquisition-related contingent consideration payment	—	—	—	—	(5,115)
Net cash provided by (used in) financing activities	(9,011)	(32,639)	(922)	(84,249)	(108,366)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,248)	(3,407)	2,082	(3,179)	4,108

Net change in cash, cash equivalents and restricted cash	26,270	(126,405)	(224,218)	(134,224)	(335,527)
Cash, cash equivalents and restricted cash, beginning of period	245,183	371,588	750,407	405,677	861,716
Cash, cash equivalents and restricted cash, end of period	$271,453	$245,183	$526,189	$271,453	$526,189

(1)	Prior period 2017 cash flow amounts retrospectively adjusted to reflect the adoption of ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”.

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data, unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Reconciliation of Revenue to Bookings: Total
Revenue	$233,243	$217,045	$224,595	$658,520	$628,110
Change in deferred revenue	15,632	16,884	(11,108)	43,756	1,913
Bookings: Total	$248,875	$233,929	$213,487	$702,276	$630,023

Reconciliation of Revenue to Bookings: Mobile
Revenue	$212,466	$192,744	$194,390	$587,812	$535,871
Change in deferred revenue	17,422	18,858	(7,848)	47,102	8,416
Bookings: Mobile	$229,888	$211,602	$186,542	$634,914	$544,287

Reconciliation of Revenue to Bookings: Advertising
Revenue	$65,446	$52,246	$46,352	$162,517	$130,836
Change in deferred revenue	(23)	792	(773)	1,065	(726)
Bookings: Advertising	$65,423	$53,038	$45,579	$163,582	$130,110

Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$10,200	$(911)	$18,091	$14,898	$13,710
Provision for income taxes	5	2,330	4,544	6,194	10,733
Other income, net	(4,014)	(2,605)	(1,181)	(10,020)	(4,231)
Interest income	(1,421)	(1,800)	(1,502)	(5,031)	(3,548)
Restructuring expense (benefit), net	124	400	995	995	1,572
Depreciation and amortization	12,454	9,178	7,610	29,363	23,889
Acquisition-related transaction expenses	426	1,283	443	1,709	630
Contingent consideration fair value adjustment	1,500	1,500	—	3,000	(901)
Stock-based compensation expense	18,754	17,369	15,589	50,236	49,346
Adjusted EBITDA	$38,028	$26,744	$44,589	$91,344	$91,200

Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
GAAP operating expense	$149,881	$145,849	$138,736	$430,663	$416,490
Restructuring (expense) benefit, net	(124)	(400)	(995)	(968)	(1,572)
Amortization of intangible assets from acquisition	(442)	(467)	(814)	(1,443)	(3,272)
Acquisition-related transaction expenses	(426)	(1,283)	(443)	(1,709)	(630)
Contingent consideration fair value adjustment	(1,500)	(1,500)	—	(3,000)	901
Stock-based compensation expense	(18,512)	(16,805)	(15,154)	(48,999)	(47,921)
Non-GAAP operating expense	$128,877	$125,394	$121,330	$374,544	$363,996

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow(2)
Net cash provided by (used in) operating activities	$41,118	$41,139	$35,087	$78,312	$67,995
Acquisition of property and equipment	(3,826)	(2,255)	(2,737)	(7,505)	(6,878)
Free cash flow	$37,292	$38,884	$32,350	$70,807	$61,117

(2)	Prior period 2017 cash flow amounts retrospectively adjusted to reflect the adoption of ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”.

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP FOURTH QUARTER 2018 GUIDANCE

(In thousands, except per share data, unaudited)

Fourth Quarter 2018
Reconciliation of Revenue to Bookings
Revenue	$235,000
Change in deferred revenue	15,000
Bookings	$250,000

Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(2,000)
Provision for income taxes	4,000
Other income, net	(3,000)
Interest income	(1,000)
Depreciation and amortization	12,000
Contingent consideration fair value adjustment	2,000
Stock-based compensation expense	20,000
Adjusted EBITDA	$32,000

GAAP basic shares	867,000
Basic net loss per share	$(0.00)